Corporate Office 7700 France Avenue South, Suite 275 Edina, MN 55435 Phone: 952.893.3200 Fax: 952.893.0704 www.uhs.com

CONTACT:	Rex Clevenger;
Senior Vice President and Chief Financial Officer
Universal Hospital Services, Inc.
(952) 893-3254

UNIVERSAL HOSPITAL SERVICES, INC. ANNOUNCES RECORD 2006 FIRST QUARTER RESULTS

Edina, Minn.--(BUSINESS WIRE)— May 9, 2006 - Universal Hospital Services, Inc., a leader in medical equipment lifecycle services, today announced financial results for the first quarter ended March 31, 2006.

Total revenues were $58.0 million for the first quarter of 2006, representing a $2.7 million or 5% increase from total revenues of $55.3 million for the same period of 2005.

Gross margin for the first quarter of 2006 totaled $26.5 million, representing a $2.9 million or 12% increase from total gross margin of $23.7 million for the same period of 2005.

Net income for the quarter was $3.6 million, compared to $1.0 million for the same quarter last year.

First quarter adjusted EBITDA* was a record $22.9 million, representing a $2.9 million or 15% increase from $20.0 million for the same period of 2005.

“UHS outperformed the market fundamentals again in the first quarter of 2006 with robust performance in each of our operating units. By delivering value to our customers, we were able to overcome a weak flu season and the continued effects of medical equipment recalls and weak hospital census," said Gary Blackford, President and CEO. “We are very excited about UHS’ opportunities given our customer driven focus around Equipment Lifecycle Services.”

UHS will hold its quarterly conference call to discuss 2006 first quarter results on Wednesday, May 10, 2006, at 11:00 a.m. Eastern Time (10:00 a.m. Central Time).

To participate, call (800) 633-8682 and advise the operator you would like to participate in the UHS First Quarter Call with Gary Blackford. A taped replay of this call will be available from 1:00 p.m. Eastern Time on May 10 through 1:00 a.m. Eastern Time on May 17 by calling (800) 633-8284; enter reservation #21291462.

The audio-only portion of this call is being webcast by CCBN and can be accessed at the Universal Hospital Services, Inc. Web site at www.uhs.com. Click on "Financials" and then on "Webcasts". The webcast is being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.earnings.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

UHS will also use a slide presentation to facilitate the conference call discussion.  A copy of the presentation may be obtained via the company's Web site (www.uhs.com) in the “Financials” section.

Corporate Office 7700 France Avenue South, Suite 275 Edina, MN 55435 Phone: 952.893.3200 Fax: 952.893.0704 www.uhs.com

About Universal Hospital Services, Inc.

Universal Hospital Services, Inc. is a leading medical equipment lifecycle services company. UHS offers comprehensive solutions that maximize utilization, increase productivity and support optimal patient care resulting in capital and operational efficiencies. UHS currently operates through more than 75 offices, serving customers in all 50 states and the District of Columbia.

Universal Hospital Services, Inc.
7700 France Avenue South, Suite 275
Edina, MN 55435
952-893-3200
www.uhs.com

* * * * * * * * * * *
* EBITDA Reconciliation. Adjusted EBITDA is defined by the Company as EBITDA before management/board fees, financing and reorganization costs, stock - based compensation, and costs related to Sarbanes Oxley compliance, which may not be calculated consistently among other companies applying similar reporting measures. EBITDA and adjusted EBITDA are not intended to represent an alternative to operating income or cash flows from operating, financing or investing activities (as determined in accordance with generally accepted accounting principles (“GAAP”)) as a measure of performance, and is not representative of funds available for discretionary use due to the Company’s financing obligations. EBITDA is included because it is a widely accepted financial indicator used by certain investors and financial analysts to assess and compare companies and is an integral part of the Company’s debt covenant calculations, and adjusted EBITDA is included because the company’s financial guidance and certain compensation plans are based upon this measure. Management believes that adjusted EBITDA provides an important perspective on the Company’s ability to service its long-term obligations, the Company’s ability to fund continuing growth, and the Company’s ability to continue as a going concern. A reconciliation of operating cash flows to EBITDA and adjusted EBITDA is included below (millions).

	1st Quarter
	2005	2006
Net cash provided by operating activities	$17.3	$20.1

Changes in operating assets and liabilities	(5.4)	(4.8)

Other non-cash expenses	(0.2)	(1.0)

Income tax expense	0.2	0.2

Interest expense	7.6	7.8

EBITDA	19.5	22.3
Management and board fees	0.2	0.2
Stock-based compensation	-	0.4
SOX	0.3	-

Adjusted EBITDA	$20.0	$22.9

Corporate Office 7700 France Avenue South, Suite 275 Edina, MN 55435 Phone: 952.893.3200 Fax: 952.893.0704 www.uhs.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Universal Hospital Services, Inc. believes statements in this presentation forward in time involve risks and uncertainties. The following factors, among others, could adversely affect our business, operations and financial condition causing our actual results to differ materially from those expressed in any forward-looking statements: our history of net losses and substantial interest expense; our need for substantial cash to operate and expand our business as planned; our substantial outstanding debt and debt service obligations; restrictions imposed by the terms of our debt; a decrease in the number of patients our customers are serving; our ability to effect change in the manner in which healthcare providers traditionally procure medical equipment; the absence of long-term commitments with customers; our ability to renew contracts with group purchasing organizations and integrated delivery networks; changes in reimbursement rates and policies by third-party payors; the impact of health care reform initiatives; the impact of significant regulation of the health care industry and the need to comply with those regulations; difficulties or delays in our continued expansion into certain of our businesses/geographic markets and developments of new businesses/geographic markets; additional credit risks in increasing business with home care providers and nursing homes, impacts of equipment product recalls or obsolescence; increases in vendor costs that cannot be passed through to our customers; and other Risk Factors as detailed in our annual report on Form 10K for the year ended December 31, 2005, filed with the Securities and Exchange Commission.